Exhibit 1.01
CONFLICT MINERALS REPORT
Diebold Nixdorf, Incorporated
For the Year Ended December 31, 2016
Introduction
This Conflict Minerals Report (the “Report”) of Diebold Nixdorf, Incorporated, including its consolidated subsidiaries (“we,” “our,” “Diebold Nixdorf,” or the “Company”) is filed as an exhibit to Form SD as required by Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2016 through December 31, 2016 (the “Reporting Period”).1
1Forward-looking statements contained in this Report are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Statements in this Report that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements related to Diebold Nixdorf’s compliance efforts and expected actions identified in this Report. These forward-looking statements are subject to various risks, uncertainties, and assumptions, including, among other matters, our customers’ requirements to use certain suppliers, our suppliers’ responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our conflict minerals program, and our ability to identify and mitigate related risks in our supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see Diebold Nixdorf’s other filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q. Diebold Nixdorf makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law.

Based on existing guidance from the SEC, this Report has not been audited, nor is an independent private sector audit required for this Report.

Company Overview
Diebold Nixdorf (collectively with its subsidiaries, the Company) provides connected commerce services, software and technology to enable millions of transactions each day. The Company’s approximately 24,000 employees design and deliver convenient, “always on” and highly secure solutions that bridge the physical and the digital worlds of transactions. Customers of the Company include nearly all of the world’s top 100 financial institutions and a majority of the top 25 global retailers.
In 2016, Diebold, Incorporated changed its name to Diebold Nixdorf, Incorporated, following the transformational acquisition of Wincor Nixdorf Aktiengesellschaft2 (now known as Diebold Nixdorf AG). As a result of the acquisition, the Company has significantly increased its presence around the world and now conducts business in more than 130 countries. The Company was founded in 1859 and is incorporated under the laws of the state of Ohio.
2As permitted by Instruction 3 to Item 1.01 of Form SD, this Report does not take into account the legacy Wincor Nixdorf supply chain analysis.
Reasonable Country of Origin Inquiry
Diebold Nixdorf identified the potential use of certain necessary minerals (i.e., gold, columbite-tantalite (coltan), cassiterite, wolframite, and their derivatives, which are limited to tantalum, tin, and tungsten) (“Conflict Minerals”) in the production of Diebold Nixdorf manufactured or contracted to manufacture products. Therefore, for the Reporting Period, a good faith, reasonable country of origin inquiry (“RCOI”)

was undertaken to determine if any of the necessary Conflict Minerals contained in our products originated in the Democratic Republic of the Congo or an adjoining country (“Covered Country”) or came from recycled or scrap sources.
Our process for the Reporting Period was as follows:
We identified relevant global suppliers to survey if they matched the following criteria: (a) a spend value of $100,000 or more in calendar year 2015 and (b) provided parts and materials directly to Diebold Nixdorf that were used for the manufacturing of, or contracting to manufacture, our products (“Direct Suppliers”). After identifying the relevant suppliers, we provided each of them with an email from the Vice President and Chief Supply Chain Officer in which we reiterated Diebold Nixdorf’s dedication to supply chain transparency, provided our Supplier Code of Conduct, and instructed the Direct Suppliers to complete the most current version of the Conflict Minerals Reporting Template (“CMRT”) developed by the Conflict-Free Sourcing Initiative (“CFSI”). At the beginning of the reporting period the most current version was Revision 4.10, with a subsequent release of revision 4.20 used by some suppliers. We reviewed the responses for completeness, accuracy, and consistency. When we determined that our Direct Suppliers’ responses contained information we believed to be incomplete, inaccurate, or contained potentially inconsistent responses, we followed up with those Direct Suppliers by e-mail or phone to seek additional information or clarification about those responses.
Applying this criteria, we identified 231 Direct Suppliers, which constituted approximately 95% of our global direct manufacturing spend in 2015. As of the time of this Report, we received responses from 212 out of the 231 of our Direct Suppliers. This represents an increase in responses from 72% (calendar year 2015) to 92% (this Reporting Period). We attribute this increase to better processes, systems, and communication with our Direct Suppliers.
Based on both the CMRT responses and Diebold Nixdorf’s RCOI response validation and data collection, we conclude that there is a possibility that certain of the necessary Conflict Minerals contained in our manufactured or contracted to manufacture products for the Reporting Period may have originated in a Covered Country and are not from recycled or scrap sources. Accordingly, we performed due diligence in an effort to determine the source and chain of custody of these necessary Conflict Minerals.
Due Diligence
Design of Due Diligence
Diebold Nixdorf’s due diligence process was designed to conform, in all material respects, with the framework in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, 2016, and the related Supplements for tin, tantalum, and tungsten and for gold (“OECD Guidance”), as it relates to Diebold Nixdorf’s position in the supply chain as a “downstream” purchaser.
Due Diligence Measures Performed
The following is a description of the due diligence measures we performed for the Reporting Period in accordance with the OECD Guidance.
OECD Step 1: Establish and Maintain Strong Company Management     Systems
Diebold Nixdorf maintained and enhanced its Conflict Minerals Management Committee (the “Committee”) to set and manage our objectives and processes regarding Conflict Minerals. The Committee met and conferred repeatedly during the Reporting Period. The Committee consisted of the Vice President and Chief Supply Chain Officer, Senior Director of Strategic Sourcing, Vice President of Internal Audit, Vice President of Americas Ethics & Compliance and other representatives from the procurement, Legal, and the communications departments. A program manager was also responsible for executing on the Committee’s objectives. Diebold Nixdorf’s Conflict Minerals Policy (the “Policy”) is the charter for the Committee and sets forth our internal compliance requirements regarding Conflict Minerals. The Policy is available on our company website at: http://www.dieboldnixdorf.com/en-us/company/about-diebold-nixdorf/sustainability/diebold-nixdorf-corporate-responsibility. The content of any website referred to in this Report is not incorporated by reference in this Report. Pursuant to the Policy, we record and retain all information and findings from the RCOI and due diligence process for 5 years in a centralized electronic Company system.
As referenced above, during the Reporting Period, our Supplier Code of Conduct was sent to all Direct Suppliers which required them to support a sustainable and transparent supply chain and conduct due diligence on their own supply chains, among other things. The Supplier Code of Conduct is available on our company website at: http://www.dieboldnixdorf.com/en-us/company/about-diebold-nixdorf/sustainability/diebold-nixdorf-corporate-responsibility. Throughout the Reporting Period, to the extent possible, we incorporated the Supplier Code of Conduct into some of our supplier contracts.
Suppliers and employees are encouraged to utilize our grievance mechanisms to report concerns or violations of Diebold Nixdorf’s Code of Business Ethics, Supplier Code of Conduct, or other internal policies, which included our Policy. Suppliers and employees may contact Diebold Nixdorf’s sourcing managers, our ethics and compliance team, or the Diebold Nixdorf EthicsPoint hotline at https://secure.ethicspoint.com/domain/media/en/gui/2013/index.html to make such reports.
OECD Step 2: Identify and Assess Risks in the Supply Chain
After we received CMRT or other responses from our Direct Suppliers, we utilized internal automated and manual systems (“the System”) to organize, sort, and analyze all CMRT data provided by Direct Suppliers.
When incomplete or non-responsive information was received, we sent follow up e-mail reminders to the Direct Supplier. If we did not receive sufficient information after e-mail reminders, the Direct Supplier was escalated to its Diebold Nixdorf sourcing manager, who was responsible for communicating directly with the Direct Supplier to resolve outstanding issues. Additionally, members of the Legal team contacted sourcing managers to ensure increased and timelier responses. Completed CMRTs and other responses were then loaded into our System.
OECD Step 3: Design and Implement a Strategy to Respond to Identified Risks
We reviewed Direct Supplier responses for smelter and refiner information and compared that information to the list of smelters and refiners that have received a “compliant” designation from the CFSI’s Conflict-Free Smelter Program (“CFSP”) or other independent third party audit program such as the London Bullion Market Association’s Responsible Gold Programme and the Responsible Jewellery Council’s Chain-of-Custody Certification Program. We reported the status of the survey and due diligence results to our Chief Legal Officer and Chief Ethics & Compliance Officer.
We also followed up with Direct Suppliers who had not shown enough progress in developing their own Conflict Mineral program and encouraged them to: (1) develop a Conflict Minerals policy and procedure; (2) increase the number of their suppliers from which they made inquiries about Conflict Minerals related information; (3) consider joining the Conflict-Free Sourcing Initiative as members, if they have not already; and (4) provide us product-level responses. Finally, we discussed plans to implement consequences for our Direct Suppliers who did not respond to our surveys and/or did not make sufficient progress in developing their own Conflict Minerals program.

OECD Step 4: Carry out Independent Third-Party Audit of Smelter’s/Refiner’s Due Diligence Practices
We do not have direct relationships or communications with smelters or refiners of Conflict Minerals and thus we do not carry out audits of these facilities. However, as a member of the CFSI (member code: DBLD), we leveraged and supported the audits conducted on smelters and refiners by the CFSP. We also urged our Direct Suppliers to gather information from their suppliers and the rest of their supply chain in order to accurately complete the CMRT.
OECD Step 5: Report Annually on Supply Chain Due Diligence
We report on our conflict minerals due diligence annually by making our Form SD and this Report publicly available on our website at http://www.dieboldnixdorf.com/en-us/company/about-diebold-nixdorf/sustainability/diebold-nixdorf-corporate-responsibility Also, our Form SD (including this Report) is filed with the SEC.
Results of Review

Facilities Used to Process the Necessary Conflict Minerals
Our Direct Suppliers identified a total of 768 purported smelters and refiners in their CMRT responses. We analyzed and compared the smelters and refiners identified by our Direct Suppliers to CFSP smelter and refiner information. Based on our analysis, as of May 5, 2017, we determined that 318 of the smelters or refiners were included on the CFSP Smelter Reference List, of which 217 were designated compliant or active by the CFSP.
Most of our Direct Suppliers provided their responses at a company level and, although some of the Direct Suppliers provided product-level responses, we were unable to determine whether a particular smelter or refiner named in the responses processed the necessary Conflict Minerals in our products.
The facilities identified by our Direct Suppliers that may have processed the Conflict Minerals contained in our products include, but may not be limited to, the CFSP compliant smelters and refiners listed in Table 1. We have marked via asterisk a specific processor of a Conflict Mineral that, based on supplier information, we believe to be contained in certain of our products.
Country of Origin of Our Necessary Conflict Minerals
Using the CFSI RCOI Data Document (content from CFSI http://www.conflictfreesourcing.org/conflict-free-smelter-refiner-lists/? as of May 5, 2017), we were able to gather information about countries of origin associated with the CFSP compliant smelters and refiners named by our Direct Suppliers, but we are not able to determine the country of origin of the specific Conflict Minerals contained in the products we purchased from our Direct Suppliers. According to the information available to us as a member of CFSI, the list of countries of origin associated with the CFSP compliant smelters and refiners listed on Table 1 is attached hereto as Table 2.
Efforts to Determine the Mine or Location of Origin
We have determined that the most reasonable effort we can make to determine the mines or locations of origin of our Conflict Minerals with the greatest possible specificity is to seek information from our Direct Suppliers about the smelters and refiners and the countries of origin of the necessary Conflict Minerals in the products we purchase from them and urge that our Direct Suppliers do the same with their direct suppliers. We must rely on our Direct Suppliers and indirect suppliers to provide information about the mine or location of origin of the necessary Conflict Minerals in our products.

Future Steps to Mitigate Risk
For the reporting period for the calendar year ending December 31, 2017, we currently expect to continue the due diligence measures described in this report, including remaining a member in the CFSI. We expect to continue our efforts to obtain better visibility into our supply chain through the use of CMRT surveys and analysis of Direct Supplier smelter/refiner and country of origin information. As we enter into new supply contracts or renew existing contracts, we expect to add, to the extent possible, provisions to those agreements that would require Direct Suppliers to comply with our Supplier Code of Conduct, including the submission of information about Conflict Minerals contained in parts and materials supplied to us. We expect to continue to urge our Direct Suppliers to investigate their supply chains to clarify and eliminate all undetermined or unknown responses. We intend to implement our onboarding screening process and Supplier audits by adding questions regarding supply chain transparency. And finally, we expect to process outstanding responses from Direct Suppliers we received after the cut-off date relating to this Reporting Period as part of our ongoing Conflict Minerals program.

TABLE 1

Mineral	Smelter Name	Smelter Country
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM
Tungsten	Woltech Korea Co., Ltd.	KOREA, PEOPLE’S REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	AU Traders and Refiners	SOUTH AFRICA

Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	Daejin Indus Co., Ltd.	KOREA, PEOPLE’S REPUBLIC OF
Gold	DODUCO GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	DSC (Do Sung Corporation)	KOREA, PEOPLE’S REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA, PEOPLE’S REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	LS-NIKKO Copper Inc.	KOREA, PEOPLE’S REPUBLIC OF
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Republic Metals Corporation	UNITED STATES OF AMERICA

Gold	Royal Canadian Mint	CANADA
Gold	Samduck Precious Metals	KOREA, PEOPLE’S REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	Schone Edelmetaal B.V.	NETHERLANDS
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	*Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Torecom	KOREA, PEOPLE’S REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Dua Sekawan	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV Tiga Sekawan	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Fenix Metals	POLAND
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	Gejiu Jinye Mineral Company	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU

Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Kijang Jaya Mandiri	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT O.M. Indonesia	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	VQB Mineral and Trading Group JSC	VIET NAM
Tin	Yunnan Tin Company Limited	CHINA
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	Duoluoshan	CHINA
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Ltd.	JAPAN

Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES OF AMERICA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES OF AMERICA
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Power Resources Ltd.	MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	CHINA

TABLE 2

ALGERIA	ITALY	SAUDI ARABIA
AMERICAN SAMOA	JAPAN	SINGAPORE
ARGENTINA	KAZAKHSTAN	SLOVAKIA (Slovak Republic)
AUSTRALIA	KOREA, REPUBLIC OF	SOUTH AFRICA
AUSTRIA	KYRGYZSTAN	SPAIN
BELGIUM	LUXEMBOURG	SUDAN
BOLIVIA (PLURINATIONAL STATE OF)	MACEDONIA (THE FORMER YUGOSLAV REPUBLIC OF)	SWAZILAND
BRAZIL	MALAYSIA	SWEDEN
CANADA	MEXICO	SWITZERLAND
CHILE	MOZAMBIQUE	TAIWAN, PROVINCE OF CHINA
CHINA	NETHERLANDS	THAILAND
COLOMBIA	NEW ZEALAND	TURKEY
CZECH REPUBLIC	NORWAY	UNITED ARAB EMIRATES
ESTONIA	PAKISTAN	UNITED KINGDOM
ETHIOPIA	PERU	UNITED STATES OF AMERICA
FRANCE	PHILIPPINES	UZBEKISTAN
GERMANY	POLAND	VIETNAM
HONG KONG	PORTUGAL	ZAMBIA
INDIA	RUSSIAN FEDERATION	ZIMBABWE
INDONESIA	RWANDA	SAUDI ARABIA